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                                                                     Exhibit 5.1
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              [Letterhead of Winthrop, Stimson, Putnam & Roberts]



                                 March 13, 2000



Better Minerals & Aggregates Company
U.S. Silica Company
Better Materials Corporation
BMC Trucking, Inc.
Bucks County Crushed Stone Company
Chippewa Farms Corporation
Shore Stone Company, Inc.
Pennsylvania Glass Sand Corporation
George F. Pettinos, Inc.
Ottawa Silica Company
The Fulton Land and Timber Company
Ellen Jay, Inc.
Stone Materials Company, LLC
Commercial Stone Co., Inc.
Commercial Aggregates Transportation and Sales, LLC

c/o Better Minerals & Aggregates Company
Route 522 North, P.O. Box 187
Berkeley Springs, West Virginia  25411

Ladies and Gentlemen:

     We have acted as counsel to Better Minerals & Aggregates Company, a Delaware corporation (the "Company"), U.S. Silica Company, BMC Trucking, Inc., Pennsylvania Glass Sand Corporation, George F. Pettinos, Inc. and Ottawa Silica Company, each a Delaware corporation, Better Materials Corporation, Bucks County Crushed Stone Company, Chippewa Farms Corporation, The Fulton Land and Timber Company and Commercial Stone Co., Inc., each a Pennsylvania corporation, Shore Stone Company, Inc. and Ellen Jay, Inc., each a New Jersey corporation, and Stone Materials Company, LLC and Commercial Aggregates Transportation and Sales, LLC, each a Delaware limited liability company (individually, a "Guarantor" and, collectively, the "Guarantors") in
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connection with the Registration Statement on Form S-4 (the "Registration
Statement") filed by the Company and the Guarantors with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933 relating to the Company's proposed offer to exchange (the "Exchange Offer") up to $150,000,000 aggregate principal amount of its new 13% Senior Subordinated Notes due 2009 (the "New Notes") for an equal principal amount of its outstanding 13% Senior Subordinated Notes due 2009 (the "Old Notes") and the related guarantees of the New Notes by the Guarantors (individually, a "Guarantee" and, collectively, the "Guarantees"). The Old Notes and the Guarantees have been, and the New Notes will be, issued pursuant to an Indenture dated as of October 1, 1999 (the "Indenture") among the Company, the Guarantors and The Bank of New York, as trustee (the "Trustee").

     In our capacity as such counsel, we have reviewed the Indenture, the form of the New Notes, the Registration Statement and such other corporate records, agreements, documents and other instruments of the Company and the Guarantors as in effect on the date hereof, and satisfied ourselves as to such other matters, as we have deemed necessary or appropriate as a basis for this opinion. In such review, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as certified, conformed or photostatic copies or forms and the authenticity of the originals of such latter documents. We have assumed that each of the Company and the Guarantors are validly existing and in good standing under the laws of their respective jurisdiction of organization and that each has the corporate power and authority to issue the New Notes and the Guarantees, respectively.

     Based on the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that, when the New Notes are duly executed by the Company and authenticated by the Trustee in accordance with the provisions of the Indenture and have been duly issued and delivered in exchange for an equal principal amount of the Old Notes in accordance with the Exchange Offer as described in the Registration Statement, which shall have been declared effective by the Commission, (i) the New Notes will constitute the valid and legally binding obligations of the Company enforceable against the Company in accordance with their terms and (ii) the Guarantees will constitute the valid and legally binding obligations of the Guarantors enforceable against each Guarantor in accordance with their terms, in each case, except as limited by applicable bankruptcy, insolvency, reorganization, fraudulent conveyance or other laws affecting creditors' rights generally, general equitable principles (regardless of whether considered in a proceeding in equity or at law) and requirements of reasonableness, good faith and fair dealing.

     We are members of the Bar of the State of New York and, for purposes of this opinion, do not hold ourselves out as experts on the law of any jurisdiction other than the law of the State of New York and the Delaware General Corporation Law. This opinion is limited to matters governed by the law of the State of New York and the Delaware General Corporation Law.

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     We hereby consent to the filing of this opinion as an exhibit to the
Registration Statement and to the reference to this firm under the heading "Legal Matters" in the prospectus that is a part of the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.


                                        Very truly yours,


                                        Winthrop, Stimson, Putnam & Roberts

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